Secondary Value of Structured Investments Morgan Stanley Structured Investments may share similar characteristics with traditional investments. However, there are a variety of factors that can affect the value of your Structured Investment during the life of the product, prior to maturity. Secondary trading of the securities may be limited. You should be willing to hold any Structured Investment until maturity. Morgan Stanley may, but is not obligated to, make a market in the securities. Key market factors that may affect the value of your Morgan Stanley Structured Investment include: Performance of the underlying assets - As your investment’s return at maturity is linked to the level of an underlying asset or assets, which can be volatile, the performance of these assets throughout the life of the product may greatly affect the value. Changes in interest rates - Similar to traditional bond investments, an increase in interest rates during the life of the investment will negatively impact the value of the product prior to maturity. And if interest rates decrease, the value may be positively impacted. Time remaining to maturity - With more time to maturity, the Structured Investment value may be influenced more by changes in interest rates, creditworthiness, and market volatility. As the product nears maturity, these factors will likely have less of an impact and the value of the investment will be more sensitive to changes in performance of the underlying asset(s). Credit rating of the issuing entity - Structured Investments are financial obligations of the issuing bank or underwriter. Should the issuing entity’s credit rating drop, the value of the Structured Investment could be negatively impacted. Alternatively, stronger creditworthiness of the issuing entity will likely positively impact the value of the investment. Market volatility - Depending on the features, risk profile, and if held to maturity, the value of the structured investment may increase or decrease as a result of changes in volatility of the underlying asset(s). It is important that you understand there are a variety of factors that may affect the statement value of your Structured Investment. During certain market conditions, your statement may show that the current market value of your Morgan Stanley Structured Investment is less than your initial investment. This value reflects an approximation of what you would receive on the open market if you were to liquidate your Structured Investment prior to it reaching maturity. Morgan Stanley Structured Investments are designed to be held for a specified duration, or to liquidate based on a rules - based formula. Structured Investments often have built - in features that mitigate market fluctuation and volatility. However, these features are dependent on the Structured Investment being held to maturity or liquidated per the set market conditions. The price of your Structured Investment includes certain costs which are borne by you. About your Investment Statement Factors that influence secondary market value of your structured investment may include but are not limited to those listed above. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. Free Writing Prospectus Registration Statement Nos. 333 - 250103; 333 - 250103 - 01 Dated March 15, 2021 Filed pursuant to Rule 433

Important Information and Qualifications The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”) but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice, nor does it offer tax, regulatory, accounting or legal advice. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837.